Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Aethlon Medical, Inc. of our report dated June 28, 2022, relating to the consolidated financial statements of Aethlon Medical, Inc. appearing in the Annual Report on Form 10-K of Aethlon Medical, Inc. as of and for the year ended March 31, 2022.

/s/ BAKER TILLY US, LLP

San Diego, CA

September 19, 2022